Exhibit 10.2

                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

                                 BY AND BETWEEN

                             SUREWEST COMMUNICATIONS

                                       AND

                              GATEHOUSE MEDIA, INC.

                                FEBRUARY 28, 2007

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                                TABLE OF CONTENTS

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ARTICLE 1         DEFINITIONS............................................      1

     1.1    General Rules of Construction................................      1

     1.2    Definitions..................................................      2

ARTICLE 2         SELLER NON-COMPETITION COVENANTS.......................      4

     2.1    Restrictions.................................................      4

     2.2    Successor Restrictions.......................................      4

     2.3    Exceptions and Limitations...................................      5

ARTICLE 3         NON-SOLICITATION COVENANTS.............................      8

ARTICLE 4         DISPUTE RESOLUTION.....................................      8

     4.1    Notice.......................................................      8

     4.2    Cure.........................................................      9

     4.3    Escalation...................................................      9

ARTICLE 5         REMEDIES AND ENFORCEMENT...............................      9

     5.1    Injunctive Relief............................................      9

     5.2    Term and Termination.........................................      9

     5.3    Acknowledgments..............................................     10

     5.4    Enforcement..................................................     10

ARTICLE 6         MISCELLANEOUS..........................................     10

     6.1    Confidentiality..............................................     10

     6.2    Further Assurances...........................................     10

     6.3    No Agency....................................................     10

     6.4    Governing Laws; Jurisdiction.................................     10

     6.5    Amendments; Waivers..........................................     11

     6.6    No Assignment................................................     11

     6.7    Notices......................................................     11

     6.8    Entire Agreement.............................................     12

     6.9    Severability.................................................     12

     6.10   Headings.....................................................     12

     6.11   Counterparts.................................................     12

     6.12   Successors and Assigns; No Third Party Beneficiaries.........     12

     6.13   Representation By Counsel; Interpretation....................     12

     6.14   Attorneys' Fees and Costs....................................     12

     6.15   Waiver of Jury Trial.........................................     13

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                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

         This Non-Competition and Non-Solicitation Agreement (this "Agreement") is entered into as of February 28, 2007 (the "Effective Date") by and between SureWest Communications, a California corporation ("Seller"), and GateHouse Media, Inc., a Delaware corporation ("Purchaser"). Capitalized terms not otherwise defined herein will have the meanings assigned to such terms in
Article 1.

                                   WITNESSETH:

         WHEREAS, Seller and Purchaser have entered into that certain Share Purchase Agreement dated as of January 28, 2007 (the "Share Purchase Agreement") pursuant to which Purchaser has agreed to purchase from Seller, and Seller has agreed to sell to Purchaser, all of the issued and outstanding capital stock of SureWest Directories, a California corporation ("Company").

         WHEREAS, Section 2.3 of the Share Purchase Agreement provides that the obligations of Seller and Purchaser to consummate the transactions contemplated by the Share Purchase Agreement are subject, among other things, to the execution and delivery of this Agreement.

         WHEREAS, concurrently with the execution of this Agreement, Purchaser and Seller are executing the Publishing Agreement, pursuant to which Seller is, among other things, designating Purchaser as its exclusive official publisher of Directory Products within the Service Areas, subject to the terms and conditions set forth therein.

         WHEREAS, the parties have agreed to establish certain non-competition and non-solicitation covenants, as more fully described in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, premises and agreements hereinafter set forth, the mutual benefits to be gained by the performance of such covenants, promises and agreements, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1    General Rules of Construction. For all purposes of this
Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) "or" is not exclusive; (vi) "including" and "includes" will be deemed to be followed by "but not limited to" and "but is not limited to," respectively; (vii) any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

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         1.2    Definitions. The following definitions will apply within this
Agreement.

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession of the power to direct the management and policies of the referenced Person through ownership of more than 50% of the voting power in the referenced Person, through contractual arrangement or otherwise. A Person shall become an Affiliate of a Person at such time as it obtains control of, or becomes controlled by, or falls under common control with, such Person, and shall no longer be an Affiliate of such Person from and after the date that it ceases to control, be controlled by or be under common control with, such Person.

         "Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

         "Applicable Seller Successors" has the meaning set forth in Section 2.2.(a).

         "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.
Section 101 et seq.), as amended from time to time, and any successor statute.

         "Business Day" means any weekday (Monday through Friday) on which commercial banks in San Francisco, California are open for business.

         "Change of Control" means: (i) an acquisition by any Person or group of Persons of the voting stock of the referenced Person in a transaction or series of transactions, if immediately thereafter such acquiring Person or group has, or would have, beneficial ownership of more than fifty percent (50%) of the combined voting power of the referenced Person's then outstanding voting stock, including any such acquisition by way of a merger, consolidation or reorganization (including under the Bankruptcy Code), or series of such related transactions, involving the referenced Person; (ii) a sale, assignment or other transfer of all or substantially all of the referenced Person's assets; or (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than fifty percent (50%) of such Person's outstanding equity securities are issued in exchange for all or a significant portion of such Person's outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which substantially all of such Person's equity securities or assets are surrendered, assigned or otherwise transferred to another Person.

         "Closing" means the Closing as defined in and pursuant to the Share Purchase Agreement.

         "Company" has the meaning set forth in the Recitals of this Agreement.

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         "Covenant Cure Period" has the meaning set forth in Section 5.1(b).

         "Directory Product" means: (i) a telephone directory product or service consisting principally of searchable combinations of classified product and/or service advertisements and associated telephone listings that are delivered or otherwise made available to telecommunications end users in tangible media (e.g., printed paper directories, CD-ROM or DVD); or (ii) an On-Line Directory Product. For the avoidance of doubt, neither directory assistance services, such as 411 directory assistance (live or mechanized), nor any search capability that extends to information available on the Internet generally shall constitute a Directory Product.

         "Effective Date" has the meaning set forth in the introductory paragraph of this Agreement.

         "Governmental Entity" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, local or foreign.

         "Internet" means the collection of computer and telecommunications facilities, including equipment and operating software, which comprise the interconnected world-wide network of networks that employ the "transmission control protocol/internet protocol" ("TCP/IP"), or any predecessor or successor protocols to such protocol, and includes the world wide web, but does not include any such facilities of a Person whenever and to the extent that such facilities are not actually transmitting information that is accessible to another Person using TCP/IP.

         "Internet Services" means the marketing, advertising, sale and/or provision of goods and services, directly or indirectly, through or using the Internet.

         "Material Default" means, with respect to either party, a breach of any material term, condition, covenant or obligation of this Agreement that is so material and continuing that it has the effect of abrogating such party's performance and the other party's enjoyment of the benefits under this Agreement taken as a whole, including an uncured breach by a Seller of Section 2.2 (a).

         "On-Line Directory Product" means (i) an on-line product or service that is accessible through an Internet connection or CATV system or an equivalent video delivery system, and that offers to a telecommunications end user substantially the same database of classified product and/or service advertisements and related telephone listings as is made available in tangible media, such as the combination of a stable database of advertiser information and a related "look-up" search capability that was offered at the "sacramento.com" web site as of the Effective Date, or (ii) an on-line product or service that is a directory that offers to a telecommunications end user substantially the same database of listings as are included in the white pages listings in the printed Directory Product for the same area.

         "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

         "Primary Directories" has the meaning set forth in the Publishing Agreement.

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         "Publisher Region" means: the Counties of Sacramento, Placer, Yolo,
Yuba, Sutter, Nevada and El Dorado in the State of California

         "Publishing Agreement" means that certain Publishing Agreement for Official Listings/Directories of even date herewith by and between Seller and Purchaser, as the same may be amended, modified or supplemented from time to time.

         "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

         "Remediable Breach" has the meaning set forth in Section 4.2.

         "Restricted Activity Notice" has the meaning- set forth in Section 4.1.

         "Seller Restricted Activities" has the meaning set forth in Section
2.1.

         "Service Area(s)" means those geographic areas in which SWT provides local telephone service as an incumbent local exchange carrier.

         "Share Purchase Agreement" has the meaning set forth in the Recitals of this Agreement, as the same may be amended, modified or supplemented from time to time.

         "SWT" means SureWest Telephone, a California corporation.

         "Voice Portal Directory" means a telephone directory product or service that the user accesses through an interactive voice portal, including the provision of directory assistance services that can be accessed over telephone lines using a mechanized or human audio interface.

                                    ARTICLE 2

                        SELLER NON-COMPETITION COVENANTS

         2.1 Restrictions. Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, Seller agrees that it and its Affiliates will not, act as a sales agent on behalf of, or enter into a joint venture, strategic alliance, product bundling, revenue sharing, consulting, financing or similar arrangement with, a third Person in order to, and Seller and its Affiliates will not, and will cause their respective Affiliates not to, publish, market, sell or distribute any Directory Product in the Publisher Region ("Seller Restricted Activities"); provided, however, that if the Publishing Agreement terminates pursuant to Section 6.2 of such agreement with respect to any Service Area(s) (thereby causing the definition of Publisher Region to exclude such Service Area(s)), the obligations and restrictions of this Section 2.1 will no longer apply with respect to such Service Area(s), as applicable, without limiting the continued application of such obligations and restrictions with respect to the remaining Service Areas.

         2.2    Successor Restrictions.

                (a) Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, following a Change of Control of Seller whereby Seller is no longer directly bound as a party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity (the "Applicable Seller Successor(s)") does not automatically succeed to the obligations of such party by operation of law) the Applicable Seller Successor(s) will, and Seller agrees to cause such entity to, agree in writing (whether as part of the acquisition agreement that provides for Purchaser to be a third party beneficiary or in a separate agreement) to assume this Agreement on substantially similar terms as are then in effect hereunder.

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                (b)     Subject to the exclusions, exceptions and limitations
expressly set forth in this Agreement, if Seller exits Service Area(s) in the Publisher Region as a result of (i) a sale, assignment or other transfer of access lines, (ii) a merger or other business combination transaction with a Person in respect of access lines, or (iii) any other agreement with any third Person pursuant to which such Person will provide local telephone service in lieu of Seller in such Service Area(s), and, in any of the foregoing cases, such event does not constitute a Change of Control: (A) Seller will require the acquiring Person to agree in writing (whether as part of the acquisition agreement with Seller that provides for Purchaser to be a third party beneficiary or in a separate agreement) to assume this Agreement to the extent of the relevant Service Area(s) (i.e., that all references to the Publisher Region will mean the relevant Service Area(s)) on substantially similar terms as are then in effect hereunder (except that Purchaser will be required to comply with such Person's reasonable branding requirements as in effect from time to time with respect to such Person's trademarks and other relevant intellectual property); and (B) neither Purchaser nor Seller will be released from its obligations under this Agreement.

         2.3    Exceptions and Limitations.

                (a) Except as provided in Section 2.3(k) hereof, Seller and any Applicable Seller Successors and their respective Affiliates will be deemed not to have engaged in Seller Restricted Activities with respect to marketing and sales by non-employee sales agents if the Seller or any Applicable Seller Successors or their Affiliates use their respective commercially reasonable efforts, including establishing reasonable procedures, to restrict the activities of their respective agents and other distribution parties from engaging in Seller Restricted Activities.

                (b) Purchaser acknowledges and agrees that Seller and any Applicable Seller Successors and their respective Affiliates will have no restrictions on the publication, marketing, sale or distribution of Directory Products directed principally at end-users outside the Publisher Region using any brand, including Directory Products directed principally at a national or specialized seller (e.g., manufacturer or distributor) market.

                (c) Nothing contained in this Agreement will prohibit Seller or any Applicable Seller Successors or their respective Affiliates from publishing or distributing White Pages (as defined in the Publishing Agreement) to the extent required in the event of a Publishing Order (as defined in the Publishing Agreement) subject and pursuant to the terms and conditions of the Publishing Agreement.

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                (d)     Nothing contained in this Agreement will prohibit Seller
or any Applicable Seller Successors or their respective Affiliates from the Restricted Activities in the Service Area (as defined in the Publishing Agreement) in the event that (i) Publisher (as defined in the Publishing Agreement) commits a Primary Directory Default (as defined in the Publishing Agreement), and (ii) (A) (1)Publisher fails to discharge the Publishing Obligation with respect to the Primary Directory Default as a result of a force majeure or similar circumstance, or (2) the Publishing Agreement is not assumed by any permitted assignee of Publisher or (B) the Publishing Agreement is terminated by Seller pursuant to Section 6.2(b) of the Publishing Agreement.

                (e) The restrictions in Section 2.1 will cease to apply to any Affiliate of Seller at such time as such Affiliate is no longer an Affiliate of Seller or any Applicable Seller Successor.

                (f) Nothing contained in this Agreement will prohibit Seller and any Applicable Seller Successors (in each case together with their respective Affiliates) from holding and making passive investments in securities of any Person whose securities are publicly traded in a generally recognized market, provided that the Seller and any Applicable Seller Successors respective equity interest therein does not exceed five percent (5%) of the outstanding shares or interests in such Person and Seller or the Applicable Seller Successors (and their respective Affiliates) have no effective control of management or policies of such Person.

                (g) Purchaser acknowledges and agrees that Seller and any Applicable Seller Successors and their respective Affiliates will have no restrictions with respect to any Voice Portal Directory.

                (h) Nothing contained in this Agreement shall restrict any Applicable Seller Successor from continuing to publish, market, sell or distribute (on its own behalf or on behalf of any third Person) Directory Products in the Publisher Region in which it was conducting any such business at the date of execution of the agreement(s) pursuant to which such Change of Control or disposition transaction occurs; provided, however, that the Applicable Seller Successor: (i) may not materially expand the geographic scope of such Directory Products within such Service Area(s); and (ii) beginning with the publication of any Directory Product that is printed or otherwise distributed more than 15 months after the Change or Control or disposition transaction is consummated, the Applicable Seller Successors may not brand any such Directory Product with the brand used by Seller or any successor of Seller (other than the Applicable Successor) that is an incumbent local exchange carrier in the Service Areas in its capacity as the incumbent local exchange carrier in the Service Area(s) covered by such Directory Product.

                (i) Nothing contained in this Agreement shall prohibit Seller or any of its Affiliates from acting as a sales agent or entering into a joint venture, strategic alliance, product bundling, revenue sharing or similar relationship with an entity that is engaged in a Seller Restricted Activity so long as Seller or such Affiliate (it being understood that no Person with which Seller or any of its Affiliates enters into any relationship contemplated by this Section 2.3(i) shall be considered an Affiliate of Seller or any of its Affiliates) is not itself engaged in any activity in connection with such relationship that is a Seller Restricted Activity, and there is no use of Confidential Information.

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                (j)     Except for engaging in Seller Restricted Activities with
respect to an On-Line Directory Product, nothing contained in this Agreement shall (i) prohibit Seller or any of its Affiliates from providing, directly or indirectly, products and services of any kind, delivered or accessed through the Internet, over the telephone network, via CATV system or any other similar methods of transmission, including products or services that are available or accessible in the Publisher Region that contain searchable (e.g. by alphabet letter or category) multiple telephone listings and classified advertisements of Persons doing business and located in the Publisher Region, or (ii) shall prevent Seller or any Affiliate of Seller from transmitting, delivering or distributing over its common carrier or cable television networks any Directory Product of any customer in which it does not hold any ownership or financial interest.

                (k) Nothing contained in this Agreement shall prohibit a successor or assign of Seller from providing any tangible or intangible telephone directory product consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple wireless or mobile telephone listings and classified advertisements; provided, however, that at such time as Seller or its wireless Affiliate, as applicable, offers a wireless "calling-party-pays" service to its customers, and subject to then-applicable law, Seller shall, or cause such Affiliate to, provide to Purchaser the listings of such customers who consent to publication of their wireless or mobile telephone listing in a Directory Product, which obligation shall not apply to the successors and assigns of Seller or its Affiliates. Notwithstanding the foregoing, any successor or assign will not be required to terminate any Directory Product offering that it already had in the market at the time it succeeded to this Agreement.

                (l) Except for engaging in Seller Restricted Activities with respect to an On-Line Directory Product, nothing contained in this Agreement shall prohibit Seller or any of its Affiliates from providing any directory assistance, "411" or similar service that delivers information in the form of a voice response (live or automated), text message, web page link or download to a wireless or mobile telephone in response to a user-initiated request. Nothing contained in this Agreement shall restrict Seller from making an acquisition of any business that engages in activities that would, if engaged in by Seller, constitute a violation of the restrictions contained in this Article II, so long as such activities account for less than 20% of the revenues of such business and, within two years of the date of such acquisition, Seller disposes of (including by means of a distribution to its stockholders or placing such business in trust for sale to a third-party) or otherwise ceases, and causes its Affiliates to cease, to engage in such activities, but only to the extent conducted in the Service Areas.

                (m) The restrictions described in Section 2.1 shall not prevent Seller or its Affiliates from:

                        (i) Subject to Section 2.3(l) above, making an acquisition of any other incumbent local exchange carrier or its parent, or any business that engages in activities that would, if engaged in by Seller, constitute a violation of the restrictions contained in this Article II, so long as such activities account for less than 20% of the revenues of such business;

                        (ii) delivering products and services (other than an On-Line Directory Product) over the Internet (e.g., video-on-demand, music downloads, games, software, portals, web-sites);

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                        (iii) operating an Internet shopping site or otherwise
offering and selling products and services which may be ordered over the Internet but are not delivered over the Internet;

                        (iv) operating a web-site accessible by end users that includes a search engine (other than an On-Line Directory Product), so long as the search engine results do not consist primarily of classified advertisements that are paid for by advertisers;

                        (v) maintaining a web-site link or portal to a third party operated search engine so long as such third party operated search engine does not consist of an On-Line Directory Product, other than an On-Line Directory Product of Publisher; and

                        (vi) continuing to offer, provide or sell any other product or service of a type offered, provided or sold by Seller or its Affiliates (other than Company) that is not a prohibited Directory Product immediately prior to the Effective Date.

                                    ARTICLE 3

                           NON-SOLICITATION COVENANTS

         For a period of two (2) years from the Effective Date, neither Seller nor Purchaser will, without the prior written approval of the applicable other party, directly or indirectly: (i) solicit for hire any employees of such other party; or (ii) induce any such employee of such other party to terminate their relationship with such other party. The foregoing will not apply to individuals whose employment has been terminated by Seller, Purchaser or their respective Affiliates, as applicable, or to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television) not specifically directed to employees of any other party.

                                    ARTICLE 4

                               DISPUTE RESOLUTION

         4.1 Notice. Each party will promptly notify the other of any activities it believes violates any of its rights under Article 2 or Article 3, as applicable (a "Restricted Activity Notice"), which Restricted Activity Notice must indicate whether such party reasonably believes the alleged or threatened breach is capable of remedy. The party receiving the Restricted Activity Notice will respond in writing within five (5) Business Days, describing any objection to the matters described in the Restricted Activity Notice (including any disagreement as to whether or not any such restricted activities exist) or, if such matters are not objected to, describing its intentions regarding remedy and the termination of the restricted activities.

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         4.2    Cure. If a breach or threatened breach of a party's obligations pursuant to Article 2 or Article 3, as applicable, is capable of remedy (a "Remediable Breach"), and if such matters are not objected to in a timely written response, the party receiving the Restricted Activity Notice will have ninety (90) days after receipt of such Restricted Activity Notice to cure such Remediable Breach ("Covenant Cure Period"); provided, however, that such Covenant Cure Period will be extended for such additional period of time as will be reasonably necessary if such Remediable Breach is incapable of remedy within the initial Covenant Cure Period, so long as during the initial Covenant Cure Period the party receiving the Restricted Activity Notice diligently endeavors to remedy such Remediable Breach, and if such extension would not reasonably be expected to have a material adverse effect on the non-breaching party. If the existence of a Remediable Breach is disputed in good faith and a timely manner, but it is then determined pursuant to Section 4.3 that such Remediable Breach exists, the party receiving the Restricted Activity Notice will then have thirty
(30) days from the date of such determination to cure such Remediable Breach; provided, however, that this will not prevent any extension of the Covenant Cure Period as set forth above, if applicable.

         4.3 Escalation. If there is any continuing objection or dispute in connection with a Restricted Activity Notice following the Covenant Cure Period, if applicable, the parties shall refer such dispute to a senior executive officer of each of Seller and Purchaser, who shall for 5 Business Days attempt in good faith to resolve such dispute and determine the appropriate remedial action.

                                    ARTICLE 5

                            REMEDIES AND ENFORCEMENT

         5.1 Injunctive Relief. Each party recognizes and agrees that a breach or threatened breach of any of such party's obligations pursuant to
Article 2 or Article 3, as applicable, would cause irreparable harm to the other party and its Affiliates, that such party's remedies at law in the event of such breach or threatened breach would be inadequate, and that, accordingly in the event of such breach, a restraining order or injunction or both may be issued against the breaching party, in addition to, and not in lieu of, any other right or remedy that may be available to the other party, without posting any bond or other form of security and without the necessity of proving actual damages. In connection with any such action or proceeding for injunctive relief, each party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this
Section 5.1 specifically enforced against if it is the breaching party, and consents to the entry of injunctive relief against if it is the breaching party, enforcing or restraining any breach or threatened breach of its obligations under this Agreement.

         5.2    Term and Termination.

                (a) This Agreement will remain in effect until the thirty-fifth (35th) year anniversary of the Effective Date, unless earlier terminated in whole or in part as provided herein, at which time all Seller and Successor restrictions and covenants shall end.

                (b) If the Publishing Agreement is terminated by SureWest pursuant to Section 6.2 of such agreement, either party may terminate this Agreement immediately.

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         5.3    Acknowledgments. The parties expressly agree that the duration, scope and geographic area of the restrictions set forth in Article 2 and Article 3 are reasonable. Each of the parties acknowledges and agrees that the covenants and restrictions above are necessary, fundamental and required for the protection of their respective businesses, that such covenants and restrictions relate to matters that are of a special, unique and extraordinary value and that the parties would not enter into the Share Purchase Agreement or the transactions contemplated thereby without the protection provided by this Agreement.

         5.4 Enforcement. The covenants set forth in Article 2 and Article 3 will be construed as divided in separate and distinct covenants with respect to each jurisdiction. If any provision or covenant in this Agreement is more restrictive than permitted by the laws of any jurisdiction in which either party seeks enforcement hereof, such provision will be limited to the extent required to permit enforcement under such laws. If, in any proceeding, a court or arbitral panel refuses to enforce any of the separate covenants contained herein, then such unenforceable covenant will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this Agreement are ever deemed to exceed the duration, geographical limitations or scope permitted by applicable law, then such provisions will be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable law.

                                    ARTICLE 6

                                  MISCELLANEOUS

         6.1    Confidentiality. The confidentiality provision set forth in
Section 6.3 of the Share Purchase Agreement is incorporated herein by reference and shall apply to the Parties hereto. The obligations thereunder shall survive the termination or expiration of this Agreement.

         6.2 Further Assurances. Each party will take such other actions as any other party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

         6.3 No Agency. Nothing in this Agreement, and no action of or inaction by any of the parties, will be deemed or construed to constitute an agency relationship between the parties. Each party is acting independently of the other and neither party has the authority to act on behalf of or bind the other party.

         6.4 Governing Laws; Jurisdiction. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of California, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction. The state or federal courts located within the City of Sacramento, California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.7, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

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

         6.5 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached schedule may be amended only by agreement in writing of the parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by both parties and then only to the specific purpose, extent and instance so provided. No failure on the part of either party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. In addition, no course of dealing or failure of any party to strictly enforce any term, right or condition of this Agreement will be construed as a waiver of such term, right or condition.

         6.6 No Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by one party without the express prior written consent of the other party; provided, however, that: (i) either party may assign this Agreement upon written notice to the other party to any of its Affiliates (including GateHouse Media Directories Holdings, Inc.) without the consent of the other party if the assigning party requires such Affiliate to agree in writing to assume this Agreement and the assigning party remains liable for its obligations hereunder; and (ii) a Change of Control of either party will not be deemed to be an assignment of this Agreement, provided that if the relevant party is no longer directly bound as a party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such party by operation of law), the successor, surviving or acquiring entity is required to agree in writing (whether as part of the acquisition agreement that provides for the other party to be a third party beneficiary or in a separate agreement) to assume this Agreement on substantially similar terms as are then in effect hereunder.

         6.7 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested; (iii) one (1) day after being sent by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the other party will, unless another address is specified by such party in writing, be sent to the address indicated below:

         If to Purchaser, addressed to:

         GateHouse Media, Inc.
         350 WillowBrook Office Park
         Fairport, New York 14450
         Attention: Chief Executive Officer
         Fax:  (585) 248-2631

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

         If to Seller, addressed to:

         SureWest Communications
         200 Vernon Street
         Roseville, California 95678
         Attention: President and Chief Executive Officer
         Fax:  (916) 786-1800

         6.8 Entire Agreement. This Agreement, including any Exhibits attached hereto constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         6.9 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

         6.10 Headings. The headings and captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement nor as in any way limiting or amplifying the terms and provisions hereof.

         6.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

         6.12 Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and will inure to the benefit of each party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         6.13 Representation By Counsel; Interpretation. The parties each acknowledge that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the parties.

         6.14 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

         6.15 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                            SIGNATURE PAGE TO FOLLOW

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                                    SUREWEST COMMUNICATIONS,
                                                    a California corporation


                                                    By  /s/ Steven C. Oldham
                                                        ------------------------
                                                        Steven C. Oldham
                                                        President and CEO


                                                    GATEHOUSE MEDIA, INC.,
                                                    a Delaware corporation


                                                    By  /s/ Michael E. Reed
                                                        ------------------------
                                                        Michael E. Reed
                                                        Chief Executive Officer

        SIGNATURE PAGE TO NON-COMPETITION AND NON-SOLICITATION AGREEMENT

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